Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-298695 on Form S-4 of our report dated February 27, 2026 relating to the financial statements of First Hawaiian, Inc. and the effectiveness of First Hawaiian, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Hawaiian, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii

September 14, 2026